Exhibit 5

KING & SPALDING LLP	King & Spalding LLP 191 Peachtree Street Atlanta, Georgia 30303-1763 Main: 404/572-4600 Fax: 404/572-5100 www.kslaw.com

October 22, 2003

Internap Network Services Corporation

250 Williams Street

Atlanta, Georgia 30303

Re:	Internap Network Services Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Internap Network Services Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 10,863,675 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). This opinion replaces and supercedes our prior opinion rendered on September 5, 2003.

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the corporate law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts and circumstances that come to our attention or changes in law that

ATLANTA • HOUSTON • LONDON • NEW YORK • WASHINGTON, D.C.

Internap Network Services Corporation

October 22, 2003

occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement.

Very truly yours,

/s/    KING & SPALDING LLP

KING & SPALDING LLP